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                                                                      EXHIBIT 11

[LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

                                                        April 10, 2003

Van Kampen Prime Rate Income Trust
1 Parkview Plaza
Oakbrook Terrace, Illinois 60181-5555

                  Re:      Van Kampen Prime Rate Income Trust-
                           Registration Statement on Form N-14

Ladies and Gentlemen:

                  We have acted as special counsel to Van Kampen Prime Rate Income Trust, a voluntary association with transferable shares organized and existing under and by virtue of the laws of The Commonwealth of Massachusetts (commonly referred to as a "Massachusetts business trust") (the "Prime Rate Fund"), in connection with the proposed acquisition (the "Reorganization") by the Prime Rate Fund of substantially all of the assets and the assumption by the Prime Rate Fund of substantially all of the liabilities of Van Kampen Senior Floating Rate Fund, a Massachusetts business trust (the "Senior Floating Rate Fund"), in exchange for newly issued Class C shares of beneficial interest of the Prime Rate Fund, par value $0.01 per share (the "Class C Shares"). This opinion is furnished in connection with the Prime Rate Fund's Registration Statement on Form N-14 under the Securities Act of 1933, as amended (File No. 333-103330) (the "Registration Statement"), relating to the Class C Shares to be issued in the Reorganization.

                  In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) Amendment No. 2 to the Registration Statement, as filed with the Securities and Exchange Commission (the "Commission") on or about April 10, 2003 under the Securities Act of 1933, as amended (the "1933 Act") (such Registration Statement, as so amended, being hereinafter referred to as the "Registration Statement"); (ii) the form of Agreement and Plan of Reorganization between the Prime Rate Fund and the Senior Floating Rate Fund (the "Agreement and Plan of Reorganization");
(iii) a specimen certificate representing the Class C Shares; (iv) the Amended and Restated Declaration of Trust of the Prime Rate Fund, as amended to the date hereof (the "Declaration of Trust"); (v) the By-Laws of the Prime Rate Fund, as amended to the date hereof; and (vi) certain resolutions of the Board of



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Trustees of the Prime Rate Fund relating to the Reorganization and related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Prime Rate Fund and such agreements, certificates of public officials, certificates of officers or other representatives of the Prime Rate Fund and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

                  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed by parties other than the Prime Rate Fund, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Prime Rate Fund and others.

                  Pursuant to certain decisions of the Supreme Judicial Court of The Commonwealth of Massachusetts, shareholders of a Massachusetts business trust may, in certain circumstances, be assessed or held personally liable as partners for the obligations of a Massachusetts business trust. Even if the Prime Rate Fund were held to be a partnership, however, the possibility of the holders of Class C Shares incurring personal liability for financial losses of the Prime Rate Fund appears remote because (A) Article V, Section 5.1 of the Prime Rate Fund's Declaration of Trust contains an express disclaimer of liability for holders of shares of beneficial interest of the Prime Rate Fund, including the Class C Shares, for the obligations of the Prime Rate Fund and provides that the Prime Rate Fund shall hold each holder of such shares harmless from, and shall indemnify such holder against, all loss and expense arising solely from being or having been a holder of such shares and (B) Article V,
Section 5.5 of the Prime Rate Fund's Declaration of Trust requires that a recitation of such disclaimer be included in every written obligation, contract, instrument, certificate, share, other security of the Prime Rate Fund or undertaking made or issued by the trustees of the Prime Rate Fund.

                  Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Agreement and Plan of Reorganization has been duly executed and delivered, (iii) shareholders of the Senior Floating Rate Fund have approved the Reorganization,
(iv) the Class C Shares have been

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duly issued, executed and authenticated in accordance with the Prime Rate Fund's
Declaration of Trust and (v) the Reorganization has been consummated in accordance with the terms of the Agreement and Plan of Reorganization, the issuance of the Class C Shares will have been duly authorized, and the Class C Shares will be validly issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.

                                    Very truly yours,

                                    /s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP


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